Exhibit (a)(5)(FF)

On April 2, 2025, Brad Jacobs, Chairman and CEO of QXO, Inc. (“QXO”), issued the following LinkedIn post. The LinkedIn post referred to an article posted on Roofing Contractor on April 2, 2025, a copy of which is reproduced as Article 1 below.

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Article 1:

QXO’s AI-Driven Plans for the ‘New’ Beacon Bldg. Supply

Roofing Contractor

By Bryan Gottlieb

April 2, 2025

▪	Contractors can expect the good to become better as QXO prepares to assume the reins of the No. 2 roofing and exterior materials supplier

Editor’s Note: As Beacon transitions to QXO, Roofing Contractor explores the purchase of the second largest roofing distributor and its implications for employees, clients and the industry; this is the second article in the series.

QXO’s $11 billion acquisition of Beacon is poised to reimagine the building-products distribution industry.

One astute contractor, Ethan Amoni, principal of Reputable Roofing & Siding in the Chicagoland area, remarked that — along with ABC Supply and SRS Distribution — QXO will allow roofing’s “Big 3” to achieve an “alphabet soup trifecta.”

The deal, set to close the week of April 28, marks the first major transaction for QXO under the stewardship of serial dealmaker Brad Jacobs, leveraging his decades-long experience in transforming companies through strategic roll-ups.

Jacobs, whose prior successes include turning United Waste Systems, United Rentals, and XPO Logistics into multibillion-dollar enterprises, said the acquisition of Beacon represents the foundation of a broader plan to consolidate the $800-billion building materials market and drive QXO’s annual revenues to more than $50 billion.

“Acquiring Beacon is a key milestone in our plan to create substantial shareholder value,” Jacobs said in a statement, noting how QXO would apply its proven playbook to a platform poised for above-market growth and margin expansion.

In a recent Bloomberg interview, Jacobs outlined the strategic rationale behind the move.

“We’re gonna roll up building products distribution and roofing in one vertical,” he explained. “I love roofing because when your roof is leaking, you will fix it.”

Jacobs highlighted that roofing is less cyclical than other industries, and he noted the impact of a looming 4-million-home shortage in the United States as a catalyst for new construction projects.

He also emphasized that QXO’s approach isn’t just about acquisitions; it’s about partnering closely with Beacon’s 8,000-plus employees to capture their expertise and unlock untapped value.

“We’re buying Beacon for its talented employees,” Jacobs said, underscoring his commitment to preserving and enhancing the company’s human capital.

Presumably, much of the feedback provided by employees was influenced to varying degrees by the relationships within Beacon’s existing client base: roofing and exterior contractors. The inference is that issues where technology could improve outcomes should rise to the top of the suggestion box.

Not His First Rodeo

Jacobs’ blueprint is built on a history of consolidating fragmented industries. At United Waste Systems, he orchestrated a roll-up that achieved a 55% compound annual growth rate by integrating regional waste management firms in remote markets, resulting in streamlined operations and lower costs.

Similarly, his strategy at United Rentals combined rapid acquisitions with an aggressive rollout of new branches, resulting in faster service and improved reliability for customers.

At XPO Logistics, he integrated advanced technology with large-scale acquisitions to enhance supply chain efficiency — a model he has indicated would inform his approach to improving services and gaining efficiencies at Beacon.

Jacobs has a comprehensive strategy to modernize Beacon’s technology stack from the ground up, and the plan begins with the reason he cited for Beacon’s purchase: its human capital.

In his Bloomberg conversation, Jacobs detailed plans to double Beacon’s earnings before interest, taxes, depreciation, and amortization, or EBITDA, through a systematic, employee-driven process.

“We start by asking every employee two questions — what are you doing really well that we should never change, and what’s your single best idea to improve the company,” he said.

QXO is now analyzing results from the audit conducted among Beacon's rank-and-file, which asked for their opinions on where efficiencies could be gained and pain points could be eliminated to gauge the company's technological strengths and gaps.

“They’re the experts on the company, so we want them to have a major hand in what improvements — what changes, what stays the same — in the future,” Joe Checkler, QXO’s senior vice president of communication, explained.

The ‘New Beacon’: Tech-Forward, AI-Inspired

Central to QXO’s future is a robust artificial intelligence initiative. Beacon, a Fortune 500 company with nearly 600 branches across North America and annual net sales approaching $10 billion, brings a formidable platform to Jacobs’ vision of reinventing the building materials sector.

Beacon had already made significant strides in advancing its digital capabilities through its Ambition 2025 plan, first presented in early 2022. That plan aimed to make 25% of its residential and commercial sales digital by the end of 2025.

During the intervening years, digital tools — including Beacon PRO+ and Smart Order — have played a critical role in enhancing the customer experience and driving operational efficiency.

Beacon PRO+ allows contractors to manage their businesses online, place orders, and track project progress with real-time data. The Smart Order tool, powered by EagleView’s aerial imagery, enables fast and accurate material ordering, giving contractors a streamlined way to manage their supply needs.

QXO had already secured a known quantity in AI by hiring Ashwin Rao as the company’s chief artificial intelligence officer even before Beacon was the shiny object catching Jacobs’ attention.

“Artificial intelligence will permeate everything we do at QXO, including demand forecasting, inventory management and e-commerce,” Jacobs said last November of Rao’s hire. “Ashwin is recognized as one of the brightest minds in enterprise AI.”

From 2016 through 2022, Rao served as the first-ever head of AI for Target Corporation, where he led a team that developed mathematical models for pricing, merchandising, customer experience, supply chain logistics and other business functions.

Checkler said Rao’s application of AI helped Target rebuild its entire supply chain: “[Rao] led the initiative to build AI into Target’s core retail business, overhauling the product recommendation engine, which generated billions of dollars of revenue for the company.”

Rao’s team will be tasked with implementing AI to enhance everything from inventory management and demand forecasting to customer service and e-commerce personalization.

Jacobs envisions several high-impact technology upgrades to achieve those goals:

•	Dynamic pricing: QXO plans to introduce an AI-driven dynamic pricing system that will allow it to respond more effectively to market conditions, boosting margins and competitiveness.
•	Advanced demand forecasting: AI and machine learning will improve inventory management, reducing waste and increasing fulfillment accuracy.
•	Warehouse automation: QXO will invest in automated warehouse systems to improve order processing speed and reduce labor costs.
•	Sales force technology: The sales team will use AI-powered tools to enhance customer interactions and close rates.
•	Fleet optimization: Upgraded fleet management systems will enhance delivery times and reduce costs, improving customer satisfaction and profitability.
•	Enhanced e-commerce platform: The existing e-commerce platform will be upgraded to provide a more seamless and intuitive customer experience.

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With over $6 billion in equity already raised — including significant backing from investors such as Jared Kushner’s Affinity Partners, Sequoia Heritage, and the Walton family — QXO is arguably well-positioned to execute its aggressive expansion strategy.

QXO anticipates a relatively smooth transition as it implements AI-driven tools and leverages Beacon’s workforce's deep industry expertise. Jacobs envisions Beacon as the cornerstone of a series of acquisitions that will ultimately create a dominant player in an industry ripe for consolidation.

If successful, Jacobs’ strategy could redefine the roofing supply landscape and serve as a model for future industrial consolidation in sectors that have long lagged in technology adoption.

“The industry seems to feel that Brad Jacobs has the ability to take the fantastic work that Beacon has done over the last few years and make them even better by adding new technology and streamlining efficiency,” explained Lilli Tillman Smith, an industry analyst at Principia.

“With … the housing shortage, increasing weather replacement demand and older buildings needing roof replacements or re-covers, the distribution space needs all the added efficiency it can get,” she added.

The implications are significant for contractors: Enhanced operational efficiencies and state-of-the-art technology integrations could lead to more reliable supply chains, improved pricing stability and a higher level of customer service.

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets or goals, the expected timing of the closing of the proposed acquisition, the anticipated benefits of the proposed acquisition and expected future financial position and results of operations, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others: (i) the risk that QXO’s proposed acquisition of Beacon Roofing Supply, Inc. (“Beacon”) may not be completed on the anticipated terms in a timely manner or at all; (ii) the failure to satisfy any of the conditions to the consummation of the proposed acquisition, including uncertainties as to how many of stockholders of Beacon will tender their shares in the outstanding tender offer by QXO and Queen MergerCo, Inc. (the “Purchaser”) to acquire the outstanding shares of Beacon’s common stock; (iii) the effect of the pendency of the proposed acquisition on each of QXO’s and Beacon’s business relationships with employees, customers or suppliers, operating results and business generally; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement by and among QXO, the Purchaser and Beacon, including circumstances that require Beacon to pay a termination fee; (v) the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events, significant transaction costs or unknown liabilities; (vi) potential litigation and/or regulatory action relating to the proposed acquisition; (vii) the risk that the anticipated benefits of the proposed acquisition may not be fully realized or may take longer to realize than expected; (viii) the impact of legislative, regulatory, economic, competitive and technological changes; (ix) QXO’s ability to finance the proposed transaction, including the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed acquisition; (x) unknown liabilities and uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and (xi) the risks and uncertainties set forth in QXO’s and Beacon’s filings with the Securities and Exchange Commission (the “SEC”), including each company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO and Beacon do not undertake any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

The information herein for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and the Purchaser filed a Tender Offer Statement on Schedule TO with the SEC, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC, as each may be amended from time to time. Investors and security holders are urged to carefully read these materials as they contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, the Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, these materials will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.

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